Exhibit 10.47
PATENT ASSIGNMENT AGREEMENT
     This agreement (the “Agreement”) is made effective the 23rd day of February 2009 (the “Effective Date”) between Omeros Corporation, a Washington corporation having a principal place of business at 1420 Fifth Avenue, Suite 2600, Seattle WA 98101 USA (“Omeros”) and Roberto Ciccocioppo, Ph.D., having a residence at Vicolo San Silvestro n. 25, Camerino, 62032 IT (“Dr. Ciccocioppo”).
     WHEREAS Dr. Ciccocioppo owns all rights to certain technology invented by Dr. Ciccocioppo related to new uses of peroxisome proliferator-activated receptor gamma (“PPARg”) agonists; and
     WHEREAS Omeros has provided services for and funded the expenses of filing patent applications for Dr. Ciccocioppo’ PPARg technology; and
     WHEREAS Omeros wishes to acquire all rights to Dr. Ciccocioppo’ PPARg technology and related patent applications and patents; and
     WHEREAS Dr. Ciccocioppo wishes to sell all rights to his PPARg technology to Omeros in consideration for Omeros undertaking certain future milestone and royalty obligations;
     NOW THEREFORE, in consideration for the mutual covenants and obligations set forth herein as well as other good and valuable consideration, the parties hereby agree as follows:
1	Definitions

1.1	“Intellectual Property Rights” shall mean all inventions, ideas, discoveries, issued, reissued or reexamined patents, pending and future patent applications, continuation, continuation-in-part and divisional patent applications, utility models, inventor’s certificates, trade secrets, know-how, copyrights and trademarks.

1.2	“Assigned Patents” shall mean US Provisional Patent Application No. 60/911,201 filed April 11, 2007, US Patent Application No. 12/101,943 filed April 11, 2008, International Patent Application PCT/US08/60146 filed April 11, 2008, all national and regional counterparts of such International Patent Application, all patent applications claiming priority from the foregoing patent applications, a provisional US Patent Application to be filed based on a disclosure provided to Omeros on November 11, 2008 by Dr. Ciccocioppo entitled “Pioglitazone and Opiates” and corresponding US Utility, International PCT and national phase applications claiming priority therefrom, all other patent applications and patents included as of the Effective Date or during the term of this Agreement in the Assigned IP, all future patents, utility models and inventor’s certificates issuing from all of the above patent applications, and all divisionals, continuations, continuation-in-parts, reissues and reexaminations of all such patent applications and patents.

1.3	“Assigned IP” shall mean Dr. Ciccocioppo’s entire right and title to and interest in all Intellectual Property Rights owned or held by Dr. Ciccocioppo related to PPARg agonists, compositions containing PPARg agonist(s) alone or in combination with other

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therapeutic agents, and therapeutic methods and uses for PPARg agonists and compositions containing PPARg agonist(s) alone or in combination with other therapeutic agents, whether such compositions are administered alone or in conjunction with other therapeutic agents or modalities, as of the Effective Date or invented, developed, advanced or improved by Dr. Ciccocioppo during the term of this Agreement, including, without limitation, methods and compositions for the use of PPARg agonists, singly or in combination and/or in conjunction with other therapeutic agents, for prevention and treatment related to alcoholism and addictive disorders (e.g., addictions to alcohol, nicotine, marijuana, opioid agonists, benzodiazepine, barbiturates, psychostimulants and addictive or compulsive behaviors), and the use of PPARg agonists in combination and/or in conjunction with the administration of narcotic analgesics (e.g., to delay or prevent the development of tolerance and/or addiction to opioid agonists) or for the treatment of other central nervous system conditions, diseases and disorders, and all improvements or inventions related to the foregoing examples, the Assigned Patents and all inventions disclosed and/or claimed in the Assigned Patents, and the future right to file US, ex-US and international patent applications for any other inventions that are included in the Assigned IP or that become included in the Assigned IP during the term of this Agreement, in Dr. Ciccocioppo’s name or in the name of Omeros, as well as all patents issuing from such patent applications.

1.4	“Subject Products” shall mean all therapeutic compositions including one or more PPARg agonists, alone or in combination with other therapeutic agents, that, if offered for sale, sold, manufactured or used by a third party without license from Omeros would infringe any valid, subsisting and enforceable claim(s) of any issued patent or any patentable claim(s) of any pending patent application included within the Assigned Patents in the country or countries in which such compositions are offered for sale, sold, manufactured or used.

1.5	“Net Sales” shall refer, with respect to Subject Products, to (a) the gross total of the monetary compensation invoiced and collected by Omeros for the initial sale or distribution of the Subject Products, but excluding any amounts invoiced or collected by parties other than Omeros for subsequent sales or distribution provided no part of such amounts invoiced or collected by such parties is directly or indirectly paid to Omeros, less (b) the sum of the following actual and customary deductions where applicable: cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes, and any other governmental taxes imposed on particular sales; transportation charges and allowances; sales commissions to third parties (but excluding sales commissions to Omeros’ employees); wholesale charge backs; distributor fees; Medicare/Medicaid rebates; customer rebates; refunds for recalls; and allowances or credits to customers because of rejections or returns, provided such deductions are documented. For purposes of this paragraph, the acquisition of Subject Products from Omeros as part of an acquisition or other transfer or conveyance of all or a part of the assets of Omeros’ business to which this Agreement pertains, or as part of a merger, acquisition, reorganization or other change of control of Omeros, shall not be considered a sale or distribution of Omeros Therapeutics.

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If a Subject Product is sold in combination with one or more additional therapeutic agents as a “Combination Product”, Net Sales shall be the product obtained by multiplying Net Sales of the Combination Product by the fraction A/(A+B) where A is the sales price of such Subject Product when sold separately as a composition in which the Subject Product is the only therapeutic agent and B is the total sales price of all additional therapeutic agents in the Combination Product when sold separately in a pharmaceutical therapeutic product including such additional therapeutic agents as the only therapeutic agents. If such Subject Product and the other therapeutic agents are not sold in separate pharmaceutical therapeutic products, the portion of the total cost of the Combination Product attributed to such Subject Product shall be a fraction, the numerator of which shall be the cost of the Subject Product and the denominator of which shall be the total cost of the Combination Product, and the fraction shall be multiplied by the sales price of the Combination Product to arrive at Net Sales.

1.6	“Transfer Fees” shall mean any monetary compensation received by Omeros in connection with the licensing, assignment or other conveyance of rights in the Assigned IP to third parties for the manufacture, sale or distribution of Subject Products; provided, however, that the Transfer Fees shall not include Net Sales or any compensation from such third parties to Omeros to support Omeros’ research and development efforts, to resolve patent infringement disputes concerning the Assigned IP or other Intellectual Property Rights, to purchase equity in Omeros, for licensing under any other Intellectual Property Rights not included in Assigned IP, or for any other purpose other than as direct compensation for the rights conveyed to such third parties in the Assigned IP.

2	Assignment of Rights

2.1	In consideration of the obligations undertaken by Omeros in this Agreement, Dr. Ciccocioppo hereby sells, assigns and transfers to Omeros Dr. Ciccocioppo’s entire right and title to and interest in the Assigned IP, including, without limitation, the Assigned Patents and all other inventions, patent applications, patents and other Intellectual Property Rights included therein, to be held and enjoyed by Omeros entirely as the same would have been held and enjoyed by Dr. Ciccocioppo had this sale, assignment and transfer not been made. Dr. Ciccocioppo further agrees to execute any memorandum of assignment or other assignment documents as may be necessary or requested by Omeros to document and perfect Omeros’ title in the Assigned IP including, without limitation, the Assigned Patents and all other inventions, patent applications, patents and other Intellectual Property Rights included therein.

3	Royalty and Transfer Fee Share Payments

3.1	During the term of this Agreement Omeros shall pay Dr. Ciccocioppo on a [†] basis a royalty of [†] of the Net Sales of Subject Products collected by Omeros during each respective [†] (the “Royalty”); provided, however, that all Royalty payments owed by Omeros to Dr. Ciccocioppo under this Section 3.1 shall be shared between and payable to Dr. Ciccocioppo and Università di Camerino in accordance with Section 5 below, without increase to the total Royalty owed by Omeros.

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3.2	During the term of this Agreement Omeros shall pay Dr. Ciccocioppo on a [†] basis a share (the “Transfer Fee Share”) of any Transfer Fees collected by Omeros during each respective quarter; provided, however, that all Transfer Fee Share payments owed by Omeros to Dr. Ciccocioppo under this Section 3.2 shall be shared between and payable to Dr. Ciccocioppo and Università di Camerino in accordance with Section 5 below, without increase to the total Transfer Fee Share owed by Omeros. The Transfer Fee Share shall be (a) [†] of any Transfer Fees collected by Omeros pursuant to an agreement between Omeros and a third party that is executed prior to [†] for a Subject Product or (b) [†] of any Transfer Fees collected by Omeros pursuant to an agreement between Omeros and a third party that is executed on or after [†] for a Subject Product.

3.3	[†] Royalty and Transfer Fee Share payments shall be made in US Dollars by Omeros to Dr. Ciccocioppo within [†] following the end of each [†] for Net Sales realized during such [†]. Payments shall be computed based on a conversion from any other denomination to US Dollars for any amounts collected by Omeros during the relevant [†] using the prevailing exchange rate in effect at the date and time that funds are transferred from Omeros’ account to Dr. Ciccocioppo’s account (in the case of payment by wire transfer) or at the date and time of issuance of a check by Omeros (in the case of payment by check). Each [†] payment shall be accompanied by a report specifying the source of the Royalty payments and/or the Transfer Fee Share payments.

3.4	Dr. Ciccocioppo shall have the right to employ a certified public accountant to review and reconcile the directly relevant accounting records and procedures of Omeros as they relate to the determination of Royalty and/or Transfer Fee Share payments, during reasonable business hours and no more than [†] a year, and Omeros agrees to make available at Omeros’ place of business all such directly relevant accounting records for that purpose within [†] of written request by Dr. Ciccocioppo. The cost of such review shall be borne by Dr. Ciccocioppo, unless it is found that Omeros under-paid a [†] Royalty or Transfer Fee Share for any [†] by an amount of [†] or greater, in which case the cost of such review shall be borne by Omeros.

3.5	Payments under this Agreement shall be made in full in the agreed amounts less any tax withholdings that Omeros is required by law to withhold; provided that any other taxes that may be due and payable as a result of Omeros’ payments to Dr. Ciccocioppo under this Agreement are solely Dr. Ciccocioppo’s responsibility.

4	Milestone Payments

4.1	Omeros shall pay Dr. Ciccocioppo the following one-time development milestone payments (each a “Milestone Payment”) upon completion by Omeros of the associated development activity (each a “Development Milestone”); provided, however, that all Milestone Payments owed by Omeros to Dr. Ciccocioppo under this Section 4.1 shall be shared between and payable to Dr. Ciccocioppo and Università di Camerino in accordance with Section 5 below, without increase to the total Milestone Payment owed by Omeros. Omeros shall provide Dr. Ciccocioppo written notice of the completion of each Development Milestone by Omeros within [†] of completion of such Development

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Milestone and shall pay to Dr. Ciccocioppo the associated Milestone Payment within [†] of completion of such Development Milestone. For purposes of clarity, upon payment of a Milestone Payment in connection with the completion of the associated Development Milestone for the development of a first Subject Product, no further Milestone Payments for completion of the same associated Development Milestone for subsequent Subject Products shall be payable.

Development Milestone	Milestone Payment
[†]	[†]
[†]	[†]
[†]	[†]
[†]	[†]
[†]	[†]
5	University Payment Share

5.1	Omeros and Dr. Ciccocioppo acknowledge that Dr. Ciccocioppo invented certain of the inventions included in the Assigned IP during the term of his employment with, and using the facilities of, Università di Camerino. In accordance with an arrangement between Dr. Ciccocioppo and Università di Camerino, [†] of each Royalty payment, Transfer Fee payment and Milestone Payment payable in accordance with Sections 3 and 4 of this Agreement shall be paid to Università di Camerino and the remaining [†] of each Royalty payment, Transfer Fee payment and Milestone Payment payable in accordance with Sections 3and 4 of this Agreement shall be paid to Dr. Ciccocioppo.

5.2	Payments to be made to the Università di Camerino shall be provided to [†] by wire transfer in accordance with the following instructions: [†] ( Dr. Ciccocioppo shall provide Omeros prompt written notice of any changes to the foregoing payment instructions during the term of this Agreement.

5.3	Payments to be made to Dr. Ciccocioppo shall be remitted by a wire transfer in accordance with the following instructions:

[†]. Dr. Ciccocioppo shall provide Omeros prompt written notice of any changes to the foregoing payment instructions during the term of this Agreement.

6	Right of Repurchase

6.1	If, at any point in time during the term of this Agreement in which Omeros retains ownership of the Assigned IP or any part of the Assigned IP (the “Retained Assigned IP”), Omeros’ affirmatively determines, at Omeros’ sole discretion and as documented in a written resolution by Omeros’ board of directors, to abandon all present and future activities related to the Assigned IP and associated PPARg agonist programs, including, without limitation, all patent, research, development, clinical studies, partnering, licensing, transfer, regulatory, manufacturing, distribution and marketing activities,

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Omeros will promptly after the adoption of such resolution provide Dr. Ciccocioppo a written notice of such determination (the “Notice of Abandonment”) including a description of the Retained Assigned IP and the US dollar amount that equates to [†] of the sum of all of Omeros’ financial investment in the Assigned IP and Omeros’ related PPARg agonist research and/or development program(s) (the “Repurchase Price”). For purposes of clarity, the Repurchase Price shall include [†] of all of Omeros’ reasonably documented direct and indirect financial investments and expenditures, including both out-of-pocket costs and the monetized costs of internal resource utilization. Dr. Ciccocioppo shall have the first right to repurchase the Retained Assigned IP, exercisable by (a) providing Omeros written notice of Dr. Ciccocioppo’s intention to repurchase the Retained Assigned IP within [†] of Dr. Ciccocioppo’s receipt of the Notice of Abandonment and (b) making payment in full to Omeros of the Repurchase Price within [†] of Dr. Ciccocioppo’s receipt of the Notice of Abandonment.

6.2	Upon timely receipt of a notice of intention from Dr. Ciccocioppo and timely payment in full of the Repurchase Price by Dr. Ciccocioppo, Omeros shall sell, transfer and convey to Dr. Ciccocioppo all of Omeros’ rights and title to and interest in the Retained Assigned IP, and thereafter Omeros shall be entitled to the receipt of, and Dr. Ciccocioppo shall be obligated to pay Royalty payments, Transfer Fee Share payments and Milestone Payments from Dr. Ciccocioppo, on the same terms as provided for Dr. Ciccocioppo in Sections 3.1, 3.2 and 4.1 above, in connection with Subject Products within the scope of the Retained Assigned IP.

6.3	If Dr. Ciccocioppo does not timely provide either a notice of intention to repurchase and/or timely payment in full of the Repurchase Price, Omeros shall be free to sell, transfer, assign or otherwise dispose of the Retained Assigned IP and the provisions of Sections 6.1 and 6.2 shall be of no further force or effect.

7	Patent Prosecution, Maintenance and Enforcement

7.1	Omeros as sole owner of the Assigned IP shall have the sole right, at its sole discretion and expense, to file, prosecute, maintain and enforce the patents and patent applications within the Assigned IP. Any litigation or other enforcement action undertaken by Omeros to enforce the Assigned IP against infringing third parties shall be undertaken at Omeros’ sole discretion and risk, and any resulting award, judgment, settlement or damages collected shall belong solely to Omeros without duty to account to or share with Dr. Ciccocioppo.
Dr. Ciccocioppo shall reasonably assist Omeros in the filing, prosecution, maintenance and enforcement of patents and patent applications within the Assigned IP for no additional compensation but at no cost to Dr. Ciccocioppo. Dr. Ciccocioppo shall execute all instruments and render all such assistance as Omeros may reasonably request in order for Omeros to file, prosecute, maintain and enforce any and all applications and patents within the Assigned IP, in the name of Omeros or in the name of Dr. Ciccocioppo, all without charge to Omeros but at no expense to Dr. Ciccocioppo.

7.2	Dr. Ciccocioppo shall promptly provide written disclosure to Omeros of any inventions,

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improvements, or applications included within the Assigned IP, made or arising before or during the term of this Agreement. Dr. Ciccocioppo shall promptly provide written disclosure to Omeros of any and all potentially material prior art known to Dr. Ciccocioppo prior to the Effective Date of this Agreement or that becomes known to Dr. Ciccocioppo during the term of this Agreement.

8	Publication

8.1	Omeros and Dr. Ciccocioppo shall collaborate on any proposed scientific publications related to the subject matter of the Assigned IP, including a discussion of scientifically appropriate authorship and contents; provided, however, that Omeros acknowledges that only Dr. Ciccocioppo and his collaborators shall be entitled to be named as authors in connection with the publication of the results of research studies completed prior to the Effective Date of this Agreement. Dr. Ciccocioppo shall furnish Omeros with advance copies of any publication or written or oral public disclosure of the results of any research studies related to the Assigned IP that is proposed by Dr. Ciccocioppo, including, without limitation, disclosures in papers or abstracts or at research seminars, lectures, professional meetings, or poster sessions, at least [†] prior to the proposed date for submission for publication or disclosure. During such [†], Omeros shall have the right to review and comment on such publication for accuracy and protection of Omeros’ Confidential Information. Additionally, if Omeros so requests in writing during the foregoing [†], the proposed submission for publication or disclosure shall be delayed beyond the proposed date for publication or disclosure (the “Delay Period”) until Omeros has completed the filing of any patent applications directed to information contained in such proposed publication or disclosure or based on Omeros’ reasonable determination that publication should be delayed due to other business considerations; provided, however, that the Delay Period shall not exceed [†] without Dr. Ciccocioppo’s consent and that Omeros acknowledges that in any event Dr. Ciccocioppo shall not be prohibited beyond [†] from submitting for publication the results of research studies of the effect of PPAR-g agonists on alcoholism completed prior to the Effective Date of this Agreement. Dr. Ciccocioppo agrees to consider in good faith any delays longer that the Delay Period that may be reasonably requested by Omeros. Omeros shall have the right, in its sole discretion, to use and disclose all data and results related to the subject matter of the Assigned IP in connection with Omeros’ research, development, commercialization and business activities, including, without limitation, in and for submissions to any regulatory agencies and as may be required by law or regulation, and to publish such data and results if Dr. Ciccocioppo does not wish to publish such data and results.

9	Representations, Warranties and Other Obligations of Omeros

9.1	Omeros represents and warrants that it has the requisite corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder.

9.2	Prior to Omeros’ marketing of any Subject Product, or making any Subject Product available for use in any human patients, Omeros will obtain and maintain reasonably adequate product liability insurance.

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10	Representations, Warranties and Other Obligations of Dr. Ciccocioppo

10.1	Dr. Ciccocioppo represents and warrants that he is the sole owner of, and has the lawful and unrestricted right to assign, all right and title to and interest in the Assigned Patents and to the Assigned IP, including, without limitation, all inventions and patent applications included in the Assigned IP as of the Effective Date, and that except for payments owed to Università di Camerino in accordance with Section 5 herein, the Assigned IP is not subject to any encumbrances, liens, obligations, restrictions or licenses to third parties.

10.2	Except for any third party patents specific to PPARg compounds and compositions, Dr. Ciccocioppo represents and warrants that he is not aware of any third party rights that would be infringed as a result of Omeros’ development and commercialization of Subject Products.

10.3	Dr. Ciccocioppo represents and warrants that he has provided to Omeros all material and relevant data and results, in complete and accurate form including any contradictory data and results, obtained from studies PPARg agonists conducted by Dr. Ciccocioppo and his collaborators prior to the Effective Date of this Agreement.

10.4	Dr. Ciccocioppo covenants and agrees that, during the term of this Agreement, he shall not undertake any obligations with third parties that would be inconsistent in any way with Dr. Ciccocioppo’s transfer of the Assigned IP to Omeros or Dr. Ciccocioppo’s obligations under this Agreement.

10.5	THE WARRANTIES SET FORTH EXPRESSLY IN THIS AGREEMENT ARE THE SOLE WARRANTIES MADE BY EITHER PARTY TO THE OTHER AND THERE ARE NO OTHER WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, REGARDING THE SUBJECT PRODUCTS OR OTHER PRODUCTS, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11	Confidentiality

11.1	Dr. Ciccocioppo and Omeros hereby affirm and incorporate by reference the terms of the Mutual Nondisclosure Agreement between the parties dated March 5, 2008 concerning the subject matter of this Agreement, except that all Confidential Information (as that term is defined in the Mutual Nondisclosure Agreement) disclosed by Dr. Ciccocioppo related to the rights assigned to Omeros under this Agreement shall be treated as Omeros’ Confidential Information under the Mutual Nondisclosure Agreement, and Omeros shall be free to disclose and use such Confidential Information, and to the extent that the terms of the Mutual Nondisclosure Agreement may conflict with the terms of this Agreement, the terms of this Agreement shall prevail. The parties further agree that the obligations of nondisclosure and non-use set forth in such Mutual Nondisclosure Agreement shall subsist for a period of [†] after the termination of this Agreement.

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11.2	The terms of this Agreement shall be maintained in strict confidence by both Dr. Ciccocioppo and Omeros, and may not be disclosed by either party without the consent of the other party, except Omeros may disclose the terms of this Agreement to Omeros’ current and potential employees, officers, directors, consultants, shareholders, investors and corporate partners and either party may disclose the terms of this Agreement as may be required under a court order or decree or as required to comply with any governmental law, rule or regulation.

12	Limitation of Liability

12.1	Neither party shall be liable to the other party for any incidental, indirect, consequential or special damages arising under this Agreement, under any theory including torts, even if such damages may have been foreseeable.

13	Term and Termination

13.1	Unless terminated earlier as set forth in Section 13.2 below, this Agreement shall subsist so long as there is any valid, subsisting and enforceable claim of any issued patent included within the Assigned IP or any patentable claim in any pending patent application included within the Assigned IP.

13.2	Either party may terminate this Agreement at any time in the event that the other party breaches any material obligation of this Agreement after the party seeking to terminate this Agreement first submits a written notice of breach to the breaching party, which breach is not substantially cured within [†] of the receipt of such notice, followed by written notice of termination then being sent to the breaching party.

13.3	Termination of this Agreement shall not act to nullify or affect Dr. Ciccocioppo’s assignment of the Assigned IP to Omeros or the obligation of Omeros to pay to Dr. Ciccocioppo any Royalty payments, Transfer Fee Share payments and Milestone Payments that have accrued prior to the time of termination.

13.4	The provisions of Sections 1 (Definitions) 2 (Assignment of Rights), 7 (Patent Prosecution, Maintenance and Enforcement), 8 (Publication), 9 (Representations, Warranties and Other Obligations of Omeros), 10 (Representations, Warranties and Other Obligations of Dr. Ciccocioppo), 11 (Confidentiality), 12 (Limitation of Liability), 14 (Use of Names) and 15 (Miscellaneous) of this Agreement shall survive expiration or termination of this Agreement for the period set forth therein or, if no period is set forth therein, then indefinitely. Any payment obligations that accrued prior to the date of termination under Sections 3 (Royalty and Transfer Fee Share Payments), 4 (Milestone Payments) and 5 (University Payment Share), but not any payment obligations that would otherwise accrue after the date of termination, shall remain payable upon termination.

14	Use of Names

14.1	Nothing contained in this Agreement confers any right to either party to use in advertising, publicity, or other promotional activities any name, trade name, trademark,

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or other designation of the other party hereto, and neither party shall make such use without the prior written consent of the other party; provided however Omeros may through written, oral or electronic communication disclose the existence of this Agreement and the name of Dr. Ciccocioppo to Omeros’ current and potential employees, directors, consultants, shareholders, investors and corporate partners, and as required to comply with any governmental law, rule or regulation.

15	Miscellaneous

15.1	This Agreement including all appendices and exhibits attached hereto or incorporated by reference herein constitutes the entire understanding of the parties hereto regarding the subject matter of this Agreement, and no other representation, agreement, promise or undertaking altering, modifying, taking from or adding to the terms of this Agreement shall have any effect unless the same is reduced to writing and duly executed by the parties hereto. In the event of any conflict between the main body of this Agreement and any attachments thereto or documents incorporated by reference therein, the provisions of the main body of this Agreement shall control.

15.2	Either party’s failure to enforce any provision of this Agreement will not be considered a waiver of future enforcement of that or any other provision.

15.3	The laws of the state of Washington, United States, without regard to its conflict-of-laws provisions, shall govern this Agreement, its interpretation and its enforcement, and any disputes arising out of or related to this Agreement.

15.4	Any civil action prosecuted or instituted by either party as permitted herein above with respect to any matters arising out of or related to this Agreement shall be brought in the United States District Court located in Western District of Washington, United States (if federal subject matter jurisdiction therein lies) or the King County Superior Court, State of Washington, United States (if there is no subject matter jurisdiction in federal court), and each party hereby consents to the exclusive jurisdiction and venue of such courts for such purposes.

15.5	In the event that it is necessary for either party of this Agreement to take legal action to enforce any of the terms, conditions or rights contained herein, or to defend any such action, then the prevailing party in such action shall be entitled to recover from the other party all reasonable attorneys fees, costs and expenses related to such legal action.

15.6	In the event that any portion of this Agreement is held invalid or unenforceable by a court of law, that provision will be construed and reformed to permit enforcement of the provision to the maximum extent permissible consistent with the parties’ original intent, and if such construction is not possible, such provision shall be struck from this Agreement, and the remainder of the Agreement shall remain in full force and effect as if such provision had never been part of this Agreement.

15.7	For the purposes of this Agreement, the parties hereto are independent contractors, and nothing in this Agreement shall be construed to place them in the relationship of partners,

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principal and agent, employer/employee or joint venturers. Except as provided expressly herein, each party agrees that it shall have no authority to bind or obligate the other party, nor shall any party hold itself out as having such authority.

15.8	Neither party will be liable for failure or delay in performing any obligation under this Agreement, or will be considered in breach of this Agreement, if such failure or delay is due to a natural disaster or any cause reasonably beyond such party’s control, provided that such party resumes performance as soon as possible following the end of the event that caused such delay or failure of performance.

15.9	Dr. Ciccocioppo may not assign this Agreement or any obligation or right under this Agreement, in whole or in part, without Omeros’ prior written consent, which consent will not be unreasonably withheld. Dr. Ciccocioppo consents to Omeros’ assignment of this Agreement in whole or in part in connection with the merger, consolidation or transfer of all or substantially all of that portion of Omeros’ assets to which this Agreement relates. Subject to these restrictions, this Agreement will be binding upon and will inure to the benefit of the parties’ permitted successors and assignees.

15.10	Any notice required or permitted to be given hereunder by either party shall be in writing and shall be (a) delivered personally, (b) sent by registered mail, return receipt requested, postage prepaid, (c) sent by an internationally recognized courier service guaranteeing next-day delivery, charges prepaid, or (d) delivered by facsimile (with the original promptly sent by any of the foregoing manners) to the addresses or facsimile numbers of the other party set forth below, or at such other addresses as may from time to time be furnished by similar notice by either party. The effective date of any notice hereunder shall be the date of receipt by the receiving party.

If to Omeros:	If to Dr. Ciccocioppo:

Attn: Chief Executive Officer	Roberto Ciccocioppo, Ph.D.
Omeros Corporation	Vicolo San Silvestro n. 25
1420 Fifth Avenue, Suite 2600	Camerino, 62032
Seattle, WA 98101	Italy
U.S.A.

And a copy to: General Counsel
at the same address as above

Fax: (206) 676.5005	E-mail: [†]
Phone: (206) 676.5000
15.11	This Agreement may be executed in one or more counterparts, each of which will be considered an original, and all of which will constitute the same instrument.

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     IN WITNESS WHEREOF, Omeros and Dr. Ciccocioppo have each acknowledged and accepted this Agreement by signing or causing it to have been signed by a duly authorized official.

OMEROS CORPORATION		ROBERTO CICCOCIOPPO, PH.D.

By:	/s/ Gregory A. Demopulos	Signed:	/s/ Roberto Ciccocioppo

Name:	Gregory A. Demopulos, M.D.	Date:	February 24, 2009

Title:	Chairman & CEO	Fax:	0737 403325

Date:	February 20, 2009

Fax:	206.676.5005
     The Università di Camerino, employer of Roberto Ciccocioppo, through the undersigned official thereof, confirms the accuracy of the representations in Section 10 above in as much as such representations concern Università di Camerino, and hereby consents to all of the transactions provided for in the above Agreement.

UNIVERSITà DI CAMERINO

By:	/s/ Mario Cocchioni

Name:	Prof. Mario Cocchioni

Title:	Head of Department Medicina
Sperimentale e Sanità Pubblica

Date:	February 25, 2009

Fax:	0737 403325

†	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION